Exhibit 4.1

                                 AMENDMENT NO. 4
                                 ---------------

     This AMENDMENT No. 4 dated as of December 1, 2006 ("Amendment No.4"), is entered into by and among DAYTON SUPERIOR CORPORATION, an Ohio corporation ("Borrower"), the persons designated as "Lenders" on the signature pages hereto, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent.

     WHEREAS, Borrower, the other Credit Parties, the Lenders (as defined therein) and Agent are party to the Credit Agreement dated as of January 30, 2004, as amended by Amendment No. 1, dated June 30, 2004, Amendment No. 2, dated February 23, 2005, and Amendment No. 3, dated September 29, 2006 ("Original Credit Agreement"; all capitalized terms defined in the Original Credit Agreement and not otherwise defined herein to have the meanings assigned thereto in the Original Credit Agreement or in Annex A thereto); and

     WHEREAS, Borrower has requested that the Original Credit Agreement be amended in the manner set forth below.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Credit Parties, the Lenders and Agent agree as follows:

                                   SECTION 1.
                                   AMENDMENTS
                                   ----------

     Subject to the satisfaction of the conditions to effectiveness referred to in Section 2 below, the Original Credit Agreement is hereby amended as follows:

     (a) Section 1.3(a) of the Original Credit Agreement is amended by replacing the date "June 30, 2004" appearing therein with the date "December 1, 2006".

     (b) Annex A of the Original Credit Agreement is amended as follows:

          (i) The definition of "Borrowing Base" is amended by replacing the dollar figure "$10,000,000" appearing in clause (f) thereof, with the dollar figure "$15,000,000".

          (ii) The definition of "Change of Control" is amended and restated in its entirety as follows:

          "Change of Control" means and includes:

          (a) prior to the consummation of an IPO, any of the following (i) Odyssey Investment Partners and its Related Parties cease to collectively beneficially own either (x) more than 50% of the voting power of the issued and outstanding shares of Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances or (y) more than 50% of the voting power of the issued and outstanding shares of Stock of a corporation of which Borrower is a wholly owned Subsidiary having the right to vote for the election of directors of such corporation under ordinary circumstances; or (ii) the occurrence of a "Change of Control" (as defined in the Senior Notes Indenture) or a "Change of Control" (as defined in the Senior Subordinated Notes Indenture), and

          (b) from and after the consummation of an IPO, any of the following
          (i) (x) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Odyssey Investment Partners, one or more of its Related Parties or a Permitted Group, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that such person or group shall be deemed to have beneficial ownership of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting power of the issued and outstanding shares of Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances, and (y) Odyssey Investment Partners and its Related Parties and any Permitted Group collectively "beneficially own" (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the issued and outstanding shares of Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances and do not have the right or ability to designate for election a majority of the Board of Directors of Borrower; or (ii) the occurrence of a "Change of Control" (as defined in the Senior Notes Indenture) or a "Change of Control" (as defined in the Senior Subordinated Notes Indenture).

          (c) For the purposes of clause (b) of this definition, a person or group shall be deemed to beneficially own Stock in a person held by a parent entity if such person or group beneficially owns (as defined above) more than 50% of the issued and outstanding shares of Stock of such parent entity having the right to vote for the election of directors of such parent entity under ordinary circumstances.

          (iii) The definition of "Commitments" is amended by replacing the phrase "ninety five million dollars ($95,000,000)" appearing therein with the phrase "one hundred thirty million dollars ($130,000,000)".

          (iv) The definition of "Revolving Loan Commitment" is amended by replacing the phrase "ninety five million dollars ($95,000,000)" appearing therein with the phrase "one hundred thirty million dollars ($130,000,000)".

          (v) The definition of "Termination Date" is amended by replacing the date "May 31, 2008" appearing therein with the date "July 31, 2008".

          (vi) The following definitions are added to Annex A in the appropriate alphabetical places:

          "Amendment No. 3" means Amendment No. 3, dated as of September 29, 2006, to this Agreement.

          "Amendment No. 4" means Amendment No. 4, dated as of December 1, 2006, to this Agreement.

          "Exchange Act" has the meaning ascribed to it in the definition of "Change of Control."

          "IPO" means an initial public offering of common Stock by Borrower pursuant to an effective registration statement under the Securities Act of 1933, as amended, as a result of which at least 15% of Borrower's total issued and outstanding common Stock has been distributed.

          "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of a Voting Agreement or any similar agreement, as the same may be amended, modified or supplemented from time to time; provided, however, that no single Person (other than Odyssey Investment Partners and its Related Parties) beneficially owns (together with its Affiliates) more of the voting power of the issued and outstanding shares of Stock of Borrower, having the right to vote for the election of directors of Borrower under ordinary circumstances, that is beneficially owned by such group of investors than is then collectively beneficially owned by Odyssey Investment Partners and its Related Parties in the aggregate.

          "Related Party" means:

          (1) any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of Odyssey Investment Partners; or

          (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 50% or more controlling interest of which consist of Odyssey Investment Partners and/or such other Persons referred to in the immediately preceding clause (1).

          "Voting Agreement" means any voting trust or similar agreement among current and/or former members of the management of Borrower and Odyssey Investment Partners and/or one or more of its Related Parties pursuant to which such current and/or former members of management grant Odyssey Investment Partners and/or its Related Parties the right to vote shares of Borrower's Stock.

          (vii) Annex B to the Original Credit Agreement is amended and restated as set forth on Schedule A hereto.

                                   SECTION 2.
                           CONDITIONS TO EFFECTIVENESS
                           ---------------------------

     This Amendment No. 4 shall become effective on the date (the "Effective Date") that the following conditions shall have been satisfied, so long as such date is on or prior to December 31, 2006:

     (a) Agent shall have received one or more counterparts of this Amendment No. 4 executed and delivered by Borrower, the other Credit Parties, Agent and the Lenders.

     (b) Agent shall have received, in form and substance satisfactory to Agent, such consents under and amendments or supplements to the Senior Notes Indenture and Senior Subordinated Notes Indenture as may be necessary to permit the execution, delivery and performance of this Amendment No. 4, and the incurrence by Borrower of the maximum amount of Indebtedness contemplated by the Revolving Loan Commitments (giving effect to this Amendment No. 4).

     (c) Agent shall have received such lien search reports as it may have requested to reflect the continued perfection and priority of the security interests of Agent in the Collateral.

     (d) Agent shall have received evidence, satisfactory to Agent, and as of a date acceptable to Agent, of the good standing of Borrower and its qualification in those jurisdictions in which the failure to qualify would have a Material Adverse.

     (e) Agent shall have received a certificate of the secretary or an assistant secretary of Borrower certifying the incumbency of the officer executing this Amendment No. 4 and the corporate resolutions authorizing the execution, delivery and performance of this Amendment No. 4, each in form and substance satisfactory to Agent.

     (f) Agent shall have received a legal opinion, in form and substance satisfactory to Agent, from Latham & Watkins LLP, as to such matters relative to the authorization, execution and delivery o this Amendment No. 4, including, without limitation, that the incurrence by Borrower of Revolving Loans to the extent of the Revolving Loan Commitments, as increased by this Amendment No. 4, is permitted under each of the Senior Notes Indenture and Senior Subordinated Notes Indenture, as Agent shall have requested.

     (g) Agent shall have received that certain fee letter, dated as of December 1, 2006 between Borrower and Agent, in the form attached hereto as Exhibit A, executed and delivered by Borrower and Agent and the payment in immediately available funds of the fees payable on the Effective Date pursuant to such fee letter.

     (h) On such date, there shall be no continuing Default or Event of Default and the representations and warranties of Borrower contained in this Amendment No. 4 shall be true and correct in all material respects.

                                   SECTION 3.
                               LIMITATION ON SCOPE
                               -------------------

     Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein and shall not be deemed to be waivers of, amendments of, consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of Borrower or any other Credit Party requiring the consent of Agent or Lenders except to the extent specifically provided for herein. Agent and Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against Borrower or any other Credit Party for any existing or future Defaults or Event of Default.

                                   SECTION 4.
                                  MISCELLANEOUS
                                  -------------

     (a) Borrower hereby represents and warrants as follows:

          (i) this Amendment No. 4 has been duly authorized and executed by Borrower, and the Original Credit Agreement, as amended by this Amendment No. 4, is the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium and similar laws affecting the rights of creditors in general; and

          (ii) Borrower repeats and restates the representations and warranties of Borrower contained in the Original Credit Agreement as of the date of this Amendment No. 4 and as of the Effective Date, except to the extent such representations and warranties relate to a specific date.

     (b) This Amendment No. 4 is being delivered in the State of New York.

     (c) Borrower hereby ratifies and confirms the Original Credit Agreement as amended hereby, and agrees that, as amended hereby, the Original Credit Agreement remains in full force and effect.

     (d) Borrower agrees that all Loan Documents remains in full force and effect notwithstanding the execution and delivery of this Amendment No. 4.

     (e) This Amendment No. 4 may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

     (f) All references in the Loan Documents to the "Credit Agreement" and in the Original Credit Agreement as amended hereby to "this Agreement," "hereof," "herein" or the like shall mean and refer to the Original Credit Agreement as amended by this Amendment No. 4 (as well as by all subsequent amendments, restatements, modifications and supplements thereto).

     (g) Each of the following provisions of the Original Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis, and as if "this Agreement" in any such provision read "this Amendment No. 4": Section 9.3 (Notices), Section 9.6, (Severability), Section 9.8 (Headings), Section 9.9 (Applicable Law),
Section 9.12 (Construction), Section 9.15 (Waiver of Jury Trial) and Section
9.17 (Entire Agreement).

                            [signature pages follow]

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

     WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                       BORROWER:

                                       DAYTON SUPERIOR CORPORATION

                                       By: /s/ Edward J. Puisis
                                           --------------------
                                           Name: Edward J. Puisis
                                           Executive Vice President and Chief
                                           Financial Officer



                                       [signatures continue on the next page]

                                       AGENT AND LENDERS:

                                       GENERAL ELECTRIC CAPITAL CORPORATION,
                                       as Agent, an L/C Issuer and a Lender

                                       By: /s/ Daniel D. McCready
                                           ----------------------
                                           Name: Daniel D. McCready
                                           Title: Its Duly Authorized Signatory




                                       [signatures continue on the next page]

                                       GMAC COMMERCIAL FINANCE LLC,
                                       as a Lender

                                       By: /s/ Robert J. Brandow
                                           ---------------------
                                           Name: Robert J. Brandow
                                           Title: Director

                                   Schedule A
                                   ----------

                 ANNEX B (from Annex A - Commitments definition)
                                       to
                                CREDIT AGREEMENT

                     PRO RATA SHARES AND COMMITMENT AMOUNTS


                                                           Lender(s)
                                                           ---------
Revolving Loan Commitment
$65,000,000
(including a Swing Line Commitment
of $8,000,000)                              General Electric Capital Corporation

Revolving Loan Commitment
$65,000,000                                 GMAC Commercial Finance LLC




                                   Schedule A

                                    Exhibit A
                                    ---------






                                    Exhibit A